 Exhibit 10.5

CHIEF FINANCIAL OFFICER AGREEMENT

This Chief Financial Officer Agreement (this “Agreement”) is made and entered into as of the   28th   day of October 2013 by and between American Doctors Online, Inc., a Delaware corporation (the “Company”) and Venture Equity, LLC.(“Venture Equity”) and Barry Hollander (collectively, the “CFO“).

WITNESSETH

WHEREAS, the Company has previously engaged Venture Equity as a financial consultant.

WHEREAS, Mr. Barry Hollander is the sole member of Venture Equity.

WHEREAS, pursuant to the engagement Venture Equity is compensated $5,000 on a monthly basis and the Company had agreed to issue two percent (2%) (the :Initial Equity Consideration”) of the Company’s common stock to Venture Equity.

WHEREAS, Mr. Hollander has previously accepted being named to the board of directors and is now accepting being named Chief Financial Officer of the Company. As compensation for these additional duties, the Company has agreed to issue an additional three percent (3%) equity compensation, to Mr. Hollander, to serve as the CFO for no less than one year.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Engagement as CFO

1.1 Effective Date. CFO’s engagement by the Company pursuant to this Agreement will commence on November 1, 2013 (the “Effective Date“).

1.2 Term of Engagement. CFO’s engagement by the Company pursuant to this Agreement will be for a period of one year (the “Term” of the Agreement). In the final year of the Term, the parties shall discuss and negotiate in good a possible extension of the Term. The parties may extend the Term from time to time by mutual agreement. Notwithstanding the foregoing, the CFO‘s engagement may be terminated pursuant to Section 3 of this Agreement.

1.3 Duties of CFO. The Board of Directors (“Board“) has appointed the CFO. CFO will have and fulfil such duties and responsibilities as may be established by the Board in its sole discretion. CFO will devote part of his working time, attention, and energy to the Company’s business and the Parties agree that during the Term of this Agreement the CFO is permitted to engage in any outside business or other activity unrelated to serving the Company’s interest. CFO will fulfil his duties and responsibilities as described in this section in a reasonable and appropriate manner in light of the Company’s policies and practices as reasonably established by the Company and the laws and regulations which apply to the Company’s operation and administration.

1.4 Location. CFO shall perform his duties at the office of Venture Equity, his home office or at any alternate location(s) as may reasonably be required pursuant to the duties set forth herein, and as may be directed from time to time by the Board or a committee thereof; or by the CEO of the Company.

2. Compensation and Benefits

2.1 Salary and Bonus. Commencing in November 2013, the Company will pay the CFO at an monthly rate of $5,000. Thereafter the salary will be as set by the Board, and the CFO shall be eligible for quarterly bonuses pursuant to an incentive compensation plan that will be devised by the Board or by its compensation committee.

2.2 Equity Compensation. The Company will issue to the CFO a total of five percent (5%) of the outstanding common stock (the “Equity Consideration”) of the Company. The Equity Consideration includes the Initial Equity Consideration. If the CFO is not engaged by the Company on the six month anniversary of the Effective Date, the CFO will return three percent (3%) of the Equity Consideration. If the CFO is not engaged by the Company on the one year anniversary from the Effective Date, the CFO will return one and one-half percent (1.5%) of the Equity Consideration.

2.3 Vacation and Benefits. CFO shall be provided two weeks of vacation annually and other benefits at a level consistent with that provide to other senior CFOs of the Company.

2.4 Business Expenses. CFO shall be entitled to reimbursement for all reasonable business related expenses incurred by CFO at the request of or on behalf of the Company, upon the submission of adequate documentation of such expenses and subject to the Company’s policies and procedures.

3. Termination

3.1 Termination. This Agreement and CFO’s engagement with the Company shall terminate as follows:

a. By the Company.

i. For Good Cause. The Company may terminate this Agreement and CFO’s engagement with the Company at any time for Good Cause (“Good Cause Termination“). For purposes of this Agreement, the term “Good Cause“ shall mean: (i) unauthorized use or disclosure of the Confidential Information or Trade Secrets of the Company; (ii) any material breach of this Agreement (including Sections 4 and 5) (iii) conviction of, or plea of “guilty“ or “no contest“ to, a felony under the laws of the United States or any state thereof; (iv) misappropriation of the assets of the Company or other acts of dishonesty which have a material adverse effect on the Company or its assets; (v) for repeated wilful misconduct or gross negligence in the performance of duties assigned to the CFO under this Agreement after having received a written notice of such misconduct or gross negligence from the Board or a committee thereof; (vi) failure to perform reasonable duties assigned to the CFO under this Agreement for a period of thirty (30) continuous days following the receipt of written notice of such failure to perform from the Company; or (vii) failure to comply with the Company’s published policies or rules, as they may be in effect from time to time during the term of the CFO‘s engagement and which are consistent with this Agreement for a period of thirty (30) continuous days following the receipt of written notice of such failure to comply from the Board or a committee thereof.

ii. By Company Notice. The Company may immediately terminate this Agreement and CFO’s engagement with the Company at any time for any reason not included in the definition of Good Cause by giving CFO written notice of such termination (“Company Notice Termination“). Such written notice will contain the effective date of the termination and requires a notice period of two weeks (14 days). During the notice period, CFO will be compensated with base salary and bonus with continuation of all benefits but is required to use any unused vacation time.

b. Death or Disability. This Agreement and CFO‘s engagement with the Company will terminate immediately upon the death or Total Disability of CFO (“Death or Disability Termination“). The term “Total Disability“ for purposes of this Agreement shall mean that CFO has been unable to perform his essential duties and responsibilities (even with reasonable accommodation) under this Agreement for a period of three (3) consecutive months during the Term of this Agreement by reason of CFO‘s mental or physical disability.

c. By CFO.

i. For Good Reason. CFO may terminate this Agreement and his engagement by the Company at any time for Good Reason (“Good Reason Termination“). The term “Good Reason“ for purposes of this Agreement means the Company‘s failure to comply in any material respect with the terms of this Agreement, which failure is not corrected by the Company within thirty (30) days after receiving written notice of such failure from CFO.

ii. By CFO Notice. CFO may terminate this Agreement and CFO’s engagement with the Company for any reason not included in the definition of Good Reason by giving the Company two weeks (14 days) prior written notice of such termination (“CFO Notice Termination“).During the notice period, CFO will be compensated with base salary and with continuation of all benefits but is required to use any unused vacation time.

3.2 Results of Termination.

a. Good Cause Termination and CFO Notice Termination. If this Agreement and CFO‘s engagement with the Company are terminated (i) by Good Cause Termination or (ii) by CFO Notice Termination, CFO‘s compensation and benefits hereunder will terminate effective as of the date his engagement so terminates; provided, however that CFO shall be entitled to receive any accrued but unpaid salary and any accrued but unused vacation and sick leave. After such termination, CFO will be eligible to receive only whatever benefits are payable as of the date of his termination under the terms of the benefit plans or programs, if any, in which CFO was participating.

b. Company Notice Termination and Good Reason Termination. If this Agreement and CFO‘s engagement with the Company are terminated by Company Notice Termination or for Good Reason Termination, the Company will pay CFO his regular salary until the later of (i) the end of the Term, and (ii) the date six months from the date of the termination of CFO’s engagement and shall provide health insurance coverage through the end of the Term.

c. Death or Disability Termination. If this Agreement and CFO‘s engagement with the Company are terminated by Death or Disability Termination, the Company will pay CFO (or his estate) compensation in the same amount and for the same period as called for in paragraph (b) above in the case of Company Notice Termination or for Good Reason Termination.

4. Trade Secrets and Confidential Information

4.1 Acknowledgment. CFO acknowledges that during the course of his engagement with the Company he will receive and will have access to Confidential Information and Trade Secrets of the Company, as defined hereinafter, including but not limited to confidential and secret business and marketing plans, technical data, strategies, and studies, detailed customer and/or client lists and information relating to the operations and business requirements of those customers and/or clients. Accordingly, CFO is willing to enter into the covenants contained in this Agreement in order to provide the Company with what he considers to be reasonable protection for its interests.

4.2 Trade Secrets.

a. The term “Trade Secret“ as used in this Agreement means information including, but not limited to, technical or non-technical data,, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is intended for use in a trade or business and is not commonly known by or available to the public and which information:

i. derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

ii. is the subject of reasonable efforts by the Company to maintain its secrecy or confidentiality.

b. In consideration of the Company’s engagement of CFO pursuant to this Agreement, CFO agrees and covenants that, both during his engagement by the Company and after the termination of his engagement, CFO will not directly or indirectly use or disclose (whether on his own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business), except as authorized by the Company in connection with the performance of CFO‘s duties, any Trade Secret that CFO may have or acquire during the Term of this Agreement for so long as the such information remains a Trade Secret.

4.3 Confidential Information.

a. The term “Confidential Information” as used in this Agreement means any secret, confidential, or proprietary information of the Company, including information received by the Company or CFO from any customer or client or potential customer or client of the Company, not otherwise included in the definition of Trade Secret. The term Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or customer or client to which such information pertains or otherwise enters the public domain through no fault of CFO.

b. In consideration of the Company‘s engagement of CFO pursuant to this Agreement, CFO agrees that, during his engagement by the Company and for a period of three years after termination of his engagement, CFO will not directly or indirectly use or disclose (whether on his own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business), except as authorized by the Company in connection with the performance of CFO‘s duties, any Confidential Information that CFO may have or acquire (whether or not developed or compiled by CFO and whether or not CFO bas been authorized to have access to such Confidential Information) during his engagement with the Company. This Section 4.3(b) shall not apply to any Confidential Information (i) that the Company has agreed in writing that CFO may disclose, subject to the terms of the Company‘s agreement, or (ii) that CFO is required to disclose by law; provided, however, CFO shall give the Company reasonable notice prior to such disclosure.

CFO understands and agrees that nothing contained herein shall be deemed a waiver, modification, or limitation of any rights the Company may have under applicable federal, state, or local laws relating to the protection of trade secrets or confidential information.

5. Protective Covenants

5.1 Acknowledgment. The Company is primarily engaged in the business of developing and marketing services that relate to telemedecine (the “Company’s Business”). The Company anticipates engaging in the Company‘s Business throughout the United States (the “Territory”). CFO acknowledges that as a result of his senior management position, CFO‘s duties and responsibilities under this Agreement will span throughout the Territory. CFO further acknowledges that the Company‘s customer and/or client contacts and relations are established and maintained at great expense and that CFO will, by virtue of his engagement with the Company, have unique and extensive exposure to and personal contact with the Company’s customers and/or clients and that he will be able to establish a unique relationship with those customers and/or clients. CFO acknowledges that the Company also has a legitimate interest in protecting its valuable Confidential Information and Trade Secrets, to which CFO will have access. Finally, CFO acknowledges that due to the highly technical nature of the Company‘s Business and due to his special knowledge, training, and experience, the services he will provide the company are unique and extraordinary and that the loss of those services to the Company would be impossible to replace and would cause the Company irreparable harm. The Company acknowledges that it may only enforce the protective covenants if it is not in material breach of this Agreement. CFO acknowledges that a termination by Company Notice during the Term shall not be considered in any case a breach of this Agreement.

5.2 Non-Solicitation and Non-Competition. In consideration of the Company‘s engagement of CFO pursuant to this Agreement, and in order to protect the Company from unfair competition, CFO covenants and agrees to the following:

a. During CFO‘s engagement with the Company CFO will not:

(i) solicit or attempt to solicit any customer and/or client or actively sought prospective client and/or customer of the Company for any person or entity other than Company during his engagement with the Company, or
(ii) hire (except on behalf of the Company) or solicit or encourage to leave the engagement or other service of the Company any employee or independent contractor of the Company (except in connection with the business and affairs of the Company).

b. For a period of two (2) years after the termination of his engagement for any reason, CFO will not, for the purpose of competing with the Company in the Company’s business (whether on his own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business), directly or indirectly solicit or attempt to solicit any customer and/or client of the Company within the Territory.

c. For a period of two (2) years after the termination of CFO‘s engagement for any reason, CFO will not, for any reason (whether on CFO‘ s own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business), directly or indirectly solicit or encourage to leave engagement or other service of the Company any employee or independent contractor of the Company with whom CFO had material business contact any time during the twelve (12) months prior to such termination.

d. For a period of two (2) years after the termination of his engagement for any reason, CFO will not compete with the Company in the Territory (whether on his own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business), directly or indirectly.

This section 5.2 will cease to apply if the Company defaults in its obligations to provide salary as provided in section 2.1 or severance pay or health insurance coverage as provided in section 3.2(b).

6. Reasonable Restrictions

CFO acknowledges and confirms that the restrictions and covenants contained in Sections 4 and 5 are reasonably necessary to protect the good will and legitimate business interests of the Company, are not overbroad, overlong, or unfair (including in duration and scope), and are not the result of overreaching, duress, or coercion of any kind. CFO further acknowledges and confirms that his full, uninhibited, and faithful observance of each of the covenants contained in Sections 4 and 5 will not cause him any undue hardship, financial, or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain engagement commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for him and his family‘s comfortable support and the satisfaction of the needs of his creditors. CFO acknowledges and confirms that his special abilities and knowledge of the Company‘s Business are such that it would cause the Company serious, irreparable injury, or loss if he were to use such abilities and knowledge to the benefit of a competitor or were to otherwise violate these covenants. CFO further acknowledges that the restrictions contained in Sections 4 and 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company‘s successors and assigns.

7. Reformation

If any of the covenants or promises of this Agreement, including but not limited to the covenants in Sections 4 and 5, are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the covenant or promise so as to be enforceable to the maximum extent permitted by law and that said court enforce the covenant or promise as reformed.

8. Legal and Equitable Remedies

CFO agrees that for any breach or threatened breach of any of the provisions of this Agreement, a restraining order and/or an injunction may issue against CFO to prevent or restrain any such breach, in addition to any other rights the Company may have.

9. No Prior Commitments

CFO represents and warrants that he (i) will not use or disclose any trade secrets or other protected information of any other person or entity while performing his duties under this Agreement; (ii) does not have any agreements with any other person or entity that conflict in any way with CFO’s obligations to the Company under this Agreement; and (iii) does not have any relationships or commitments which would materially interfere with his obligations to the Company under this Agreement.

10. Ownership of Inventions

10.1 Disclosure. CFO acknowledges and agrees that he will be employed by the Company in a position which could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called “Work Product”). Accordingly, CFO agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by CFO, whether alone or acting with others, during CFO‘s engagement by the Company, that are developed (i) on the Company’s time, or (ii) while utilizing, directly or indirectly, the Company‘s equipment, supplies, facilities, or trade secret information. CFO acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. CFO agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however that this Section 10.1 shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on CFO’s own time, unless the Work Product (i) relates directly to the Company’s Business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by CFO for the Company during the Term. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

10.2 Cooperation. CFO agrees to perform, upon the reasonable request of the Company, during or within two (2) years after engagement, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company‘s ownership of the Work Product, including but not limited to: (i) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance; (ii) assisting in the preparation, prosecution, procurement, maintenance, and enforcement of all copyrights and/or patents with respect to the Work Product in any countries; (iii) providing testimony in connection with any proceeding affecting the right, title, or interest of the Company in any Work Product; and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by CFO at the Company’s request in connection with the foregoing. If however, the CFO is requested to perform any of the above actions after termination of engagement with the Company, such requested action shall not unduly infringe on CFO‘s ability to fulfil his business duties and responsibilities to his new employer.

11. Company Property

All the Company’s property, equipment, funds, books, records, files, memoranda, reports, lists, drawings, plans, sketches, documents, computer files, Trade Secrets, Confidential Information, Work Product, and other material (together with all copies thereof), which CFO shall use, prepare, or come in contact with or possession of during the course of, or as a result of, his engagement shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of this Agreement or upon the prior demand of the Company, CFO shall immediately return all such property or materials and delete permanently any soft copy thereof on any media that is subject to his control and thereafter shall not remove or cause to be removed such materials from the premises of the Company. CFO recognizes that the unauthorized taking of any of the Company’s property may be a crime under applicable state law and may result in criminal and/or civil liability for CFO.

12. Miscellaneous

12.1 Assignment. This Agreement is for the personal services of CFO, and the rights and obligations of CFO under this Agreement are not assignable or delegable in whole or in part by CFO without the prior written consent of the Company. This Agreement is assignable in whole or in part to any parent, subsidiary, or affiliate of the Company or to any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise; provided that the Company shall also remain liable to CFO for any failure to perform by the assignee.

12.2 Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of The Commonwealth of Massachusetts.

12.3 Consent to Jurisdiction. CFO consents, and waives any objection, to personal jurisdiction and venue in the federal and state courts having jurisdiction in Boston, Massachusetts in any action by the Company to enforce this Agreement or an arbitration decision related to this Agreement.

12.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.5 Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

12.6 Attorneys’ Fees. Each party hereto acknowledges and agrees that it shall be liable to the other party hereto for reasonable costs and attorneys’ fees incurred in any action under this Agreement to the extent that the other party is the prevailing party.

12.7 Modification. Except as provided in Section 7, no provision of this Agreement may be amended, changed, altered, modified, or waived except in writing signed by CFO and an officer of the Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify.

12.8 Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. This Section 12.8 shall not apply to any Section which is reformed pursuant to Section 7.

12.9 Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

12.10 Jointly Drafted. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11 Survival. Any provision of this Agreement which is expressly or by implication intended to survive the termination of this Agreement, including Sections 4, 5, 6, 7, 8, 10, 11, and 12 shall survive and remain in effect after the termination of this Agreement.

12.12 No Third-Party Beneficiaries. Except as provided in Section 12.1 and except for the heirs, executors, administrators, personal representatives, successors, and permitted assigns of CFO, nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties and any parent, subsidiary, affiliate, or successor of the Company, any rights, remedies or other benefits under or by reason of this Agreement.

12.13 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

If to the Company:

CEO

American Doctors Online Inc.

200 Mill Road, suite 350A

Fairhaven, MA 02719

If to the CFO:

Mr. Barry Hollander

319 Clematis Street, Suite 400

West Palm Beach, FL. 33401

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person (by courier service or otherwise), (b) upon transmission by facsimile if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c) on the fifth (5th) business day after it is mailed by registered or certified mail.

12.15 Understanding. CFO herewith covenants and agrees that he has read and fully understands the contents and the effect of this Agreement. CFO warrants and agrees that he has had a reasonable opportunity and been advised in writing to seek the advice of an attorney as to such content and effect. CFO accepts each and all of the terms, provisions, and conditions of this Agreement, and does so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.